Exhibit 10.19

Sonim Technologies, INC.

TRANSACTION BONUS PLAN

1. Plan Overview.  Sonim Technologies, Inc. is adopting this Transaction Bonus Plan (the “Plan”) to establish a bonus program for employees of the Company who are in a position to significantly impact the value received by the Company’s stockholders from a Transaction (as defined below) during the term of the Plan.  The Plan is based upon the theory that employees of the Company should be incentivized and rewarded in the event the Company consummates a Transaction.

2. Definitions.  Unless the context otherwise requires, the following words as used herein shall have the following meanings:

(a) “Administrator” means the Board, unless the Board determines to appoint a committee of the Board to administer the Plan.

(b) “Affiliate” means any person or entity that directly or indirectly controls, is controlled by, or is under common control with the Company.

(c) “Board” means the entire Board of Directors of the Company.

(d) “Bonus” means an amount paid to a Participant under the Plan.

(e) “Cause” has the meaning ascribed to such term in any written agreement between the Participant and the Company defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events: (i) such Participant’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States, any state thereof, or any applicable foreign jurisdiction; (ii) such Participant’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company or any Affiliate; (iii) such Participant’s intentional, material violation of any contract or agreement between the Participant and the Company or any Affiliate or of any statutory duty owed to the Company or any Affiliate; (iv)  such Participant’s unauthorized use or disclosure of the Company’s or any Affiliate’s confidential information or trade secrets; or (v) such Participant’s gross misconduct. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause shall be made by the Company in its sole discretion.

(f) “Company” means Sonim Technologies, Inc., a Delaware corporation.

(g) “Disability” means a condition rendering a Participant disabled, within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

(h) “Effective Date” means December 11, 2019.

(i) A Participant will have “Good Reason”  to resign from the Participant’s employment with the Company if any of the following actions are taken by the Company without the Participant’s express written consent: (i) any failure by the Company to pay, or any material reduction by the Company of (A) the Participant’s base salary in effect immediately prior to such failure to pay or reduction (unless reductions comparable in amount and duration are concurrently made generally for employees of the Company with responsibilities, organizational level and title comparable to the Participant’s), or (B) the Participant’s bonus compensation amount eligibility, if any, in effect immediately prior to the date of such failure to pay or such reduction (subject to applicable performance requirements with respect to the actual amount of bonus compensation the Participant earns); (ii) the assignment of any duties, or the reduction of the Participant’s responsibilities or duties, that are materially inconsistent with the Participant’s position, duties, responsibilities and status with the Company immediately prior to such assignment or reduction; provided, however, that the Participant’s assignment to an operating division of an acquiring company that includes the business of the Company following an acquisition, pursuant to which the Participant’s duties are commensurate with the duties the Participant had before the acquisition, except that the business of the Company is no longer independent but contained in a division, shall not be deemed a material reduction of the Participant’s responsibilities, duties, or status hereunder and Participant’s resignation in connection therewith shall not be deemed for “Good Reason;” or (iii) the relocation of the Participant’s principal place of employment to a location that is more than fifty (50) miles from the Participant’s then-current Board-approved place of work; provided, however, that to resign for Good Reason, a Participant must (x) provide written notice to the Company’s CFO within 30 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for the Participant’s resignation, (2) allow the Company at least 30 days from receipt of such written notice to cure such event, and (3) if such event is not reasonably cured within such period, the Participant’s resignation from all positions the Participant held with the Company and its subsidiaries (including Board memberships) is effective not later than 90 days after the expiration of the cure period.

(j) reserved

(k) “Net Proceeds” means, with respect to a Transaction, the aggregate dollar value of the consideration actually received by the Company’s stockholders pursuant to the terms of such Transaction in respect to their equity interests (excluding any assumption of liabilities or other indebtedness by any counterparty and any Transaction Expenses incurred by the Company in connection with the Transaction). Any consideration received by the Company’s stockholders in the form of property or securities will be deemed to have the value of such consideration, as determined in good faith by the Administrator.

(l) “Participant” means any employee eligible to receive a Bonus, as determined by the Administrator, provided that any individual (a) whose employment or service is terminated by the Company for Cause at any time or who voluntarily resigns from the Company prior to the closing of a Transaction shall cease to be a Participant as of the date of termination, (b) who violates Section 5(f) or breaches any confidentiality, , non-disparagement or similar agreement with the Company or any of its Affiliates shall cease to be a Participant as of the date of such violation or breach, or (c) who ceases to be eligible for a payment under the Plan following the six month anniversary of their termination of employment or service pursuant to Section 5(c) or 5(d) shall cease to be a Participant as of such six month anniversary; and, in each case of clause (a), (b) or (c) of this Section 2(l), such individual shall not be eligible for any payment hereunder.

(m) “Plan” means this Sonim Technologies, Inc. Transaction Bonus Plan, as may be amended by the Company from time to time.

(n) “Term” means the period of time commencing on the Effective Date and terminating on the three year anniversary thereof unless previously extended by the Administrator.

(o)“Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events: (i) a sale or other disposition of all or substantially all, as determined by the Board, in its sole discretion, of the consolidated assets of the Company and its subsidiaries;  (ii) a sale or other disposition of more than 50% of the outstanding securities of the Company; (iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or (iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.  If required for compliance with Section 409A of the Code, in no event will a Transaction be deemed to have occurred if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

(o) “Transaction Expenses” means, for any Transaction, the amounts, if any, paid or payable by the Company (or deducted from the consideration paid or payable under the terms of the Transaction) for broker fees and expenses, investment banking fees, legal and accounting fees and expenses, and any other out-of-pocket costs or expenses incurred by the Company that are related to such Transaction.

3. Eligibility to Participate.  The Participants are eligible to participate in the Plan; provided that each Participant executes an Acknowledgment and Agreement of Participation. No Participant will be eligible to receive a Bonus hereunder unless he or she (or his or her representative in the event of the Participant’s death or Disability) timely executes, delivers and does not revoke a general release of claims against the Company and its Affiliates in a form, substantially the same as set forth in Exhibit A, to be furnished by the Company on or prior to the closing of a Transaction (the “Release Condition”).

4. Bonus Formula.

Upon the consummation of a Transaction during the Term, a total of ten percent (10%) of the Net Proceeds shall be distributed to the Participants, subject to Section 5, in such portion as established for Participant by the Administrator in accordance with Section 6.  To the extent that any portion of the Bonus be unallocated by the Administrator, such amount will not be paid out, but will be reserved for the stockholders.

5. Time of Payment; Termination of Employment or Service; Forfeiture; Non-Competition.

(a) In General.  Subject to the provisions of Section 3, payments will be made to the eligible Participants in cash on the same schedule and under the same terms and conditions as apply to the payment of Transaction consideration to the stockholders of the Company in respect of their equity interests in accordance with the requirements of Treasury Regulation section 1.409A-3(i)(5)(iv).

(b) Continued Employment or Service. Except as provided below, a Participant must be continuously employed by, or providing services to, the Company or its Affiliate through the date of the closing of a Transaction to be eligible to receive a Bonus.

(c) Death or Disability.  If a Participant’s employment or service with the Company terminates due to the Participant’s death or Disability within six (6) months prior to the closing of a Transaction, the Participant (or his or her representative, estate or designated beneficiary) will be eligible to receive the Bonus in accordance with Section 4, subject to the conditions provided herein (including the Release Condition in Section 3), with any such payment to be paid to the Participant, his or her personal representative, estate or designated beneficiary, as applicable, at the time and in the form set forth in Section 5(a).

(d) Involuntary Termination without Cause.  If a Participant’s employment or service with the Company is involuntarily terminated by the Company other than for Cause, or if the Participant resigns for Good Reason, in either case within six (6) months prior to the closing of the Transaction, the Participant will be eligible to receive a Bonus in accordance with Section 4, subject to the provisions of the Plan (including compliance with any confidentiality, non-competition, non-solicitation, non-disparagement or similar agreement with the Company or any of its Affiliates as provided under Section 2(i) and the Release Condition in Section 3), with any such payment to be paid at the time and in the form set forth in Section 5(a).

(e) Voluntary Resignation or Termination with Cause.  If a Participant’s employment or service with the Company is terminated by the Company for Cause or is terminated voluntarily by the Participant (i.e., not for Good Reason) prior to the closing of a Transaction, then no Bonus will be paid to such individual for the Transaction, in accordance with clause (a) of Section 2(l).

(f) Non-Competition; Non-Solicitation. Subject to compliance with applicable law, Participant agrees that for the entire period of his or her employment or service with the Company and for the two (2) year period after the termination of his or her employment or service with the Company (the “Applicable Period”), Participant will not, directly or indirectly, as an officer, director, employee, consultant, owner, partner, or in any other capacity (i) solicit, perform, or provide, or attempt to solicit, perform or provide services of any kind to a Competitive Business (as defined below) anywhere in the Restricted Territory (as defined below), (ii) assist another person to solicit, perform or provide or attempt to engage in a Competitive Business anywhere in the Restricted Territory, or (iii) solicit to hire or hire any employee or consultant of the Company, or otherwise encourage any such individual to cease providing services to the Company. The parties agree that for purposes of this Agreement, “Competitive Business” is any business, operation, corporation, partnership, association, agency, or other person or entity that is in the business of developing, producing, marketing, or selling ruggedized handheld devices.  For purposes of this Agreement, “Restricted Territory” means all counties in the state in which Participant primarily performs services for the Company, and all other states of the United States of America or jurisdictions outside of the United States of America in which the Company provided goods or services, had customers, or otherwise conducted business at any time during the two-year period prior to the date of the termination of Participant’s relationship with the Company.  Notwithstanding the foregoing, (i) this Section 5(f) shall not be applicable to Participants that work and reside primarily in California as of the date they execute the Acknowledgment and Agreement of Participation (“California-Based Participants”) and (ii) for Participants that work and reside outside of the United States as of the date they execute the Acknowledgment and Agreement of Participation, subject to compliance with applicable law, the Applicable Period shall refer to the entire period of his or her employment or service with the Company and for the six (6) month period after the termination of his or her employment or service with the Company. Notwithstanding anything to the contrary set forth herein, a Participant and shall not be eligible for any payment under the Plan if the Board determines in its sole discretion that a Participant violated this Section 5(f).

6. Administration. The Administrator shall have the sole authority to interpret the provisions of the Plan and to make any and all determinations as to the eligibility for and amount of any Bonuses paid under the Plan and any other decisions to be made in the administration and operation of the Plan. To the extent a member of the Board is also a member of the Administrator, such director shall be recused from all determinations of the Administrator relating to his or her participation in the Plan. All such determinations and decisions shall be final, conclusive and binding on all interested parties and shall be afforded the maximum permissible deference upon judicial review. The Administrator (including any member of a body acting as the Administrator, if applicable, such as a member of the Board) shall not be personally liable by reason of carrying out his or her duties under the Plan.

7. Miscellaneous.

(a) No Funding.  The Company will not be required to segregate or physically set aside any funds or assets to satisfy any amount due under the Plan.  Neither a Participant, nor any beneficiary nor any other person will be deemed to have any property interest, legal or equitable, in any specific asset of the Company with respect to any right to payment of any amount under the Plan.  To the extent that any person becomes a Participant, his or her right to payment under the Plan will be no greater than, nor will it have any preference or priority over, the rights of any unsecured general creditor of the Company.

(b) Amendment and Termination.  The Plan will remain in effect until terminated by the Board.  The Board has the power to amend or terminate the Plan at any time for any reason; provided that no amendment or action to terminate the Plan that would materially adversely affect the rights of any Participant shall be adopted without the written consent of such Participant.

(c) Withholding of Taxes.  The Company shall have the right to withhold an amount for taxes that in the determination of the Company is required to be withheld under law with respect to any amount due or paid under the Plan.

(d) Expenses.  All expenses and costs in connection with the adoption and administration of the Plan shall be borne by the Company; provided that the Company shall not be responsible for any costs or expenses incurred by any Participant in respect of his or her participation in the Plan.

(e) No Prior Right or Offer.  Except as expressly provided pursuant to the Plan, nothing in the Plan shall be deemed to give any employee or director any contractual or other right to participate in the benefits of the Plan or any other plan or program of the Company.

(f) No Continued Employment or Service.  Neither the establishment of the Plan or the grant of an award thereunder will be deemed to constitute an express or implied contract of employment or service of any Participant for any period of time or in any way abridge the rights of the Company to determine the terms and conditions of employment or service or to terminate the employment of any employee or service of any director with or without cause at any time.

(g) Binding upon Successors.  The obligations of the Company under the Plan are and will be binding upon any successor corporation or organization that succeeds to substantially all of the assets and business of the Company, and the term “Company,” whenever used in the Plan, shall mean and include any such corporation or organization after such succession.

(h) Other Plans. Nothing contained herein shall limit the Company’s power to grant bonuses to employees of the Company, whether or not they are Participants in the Plan.

(i) Section 409A. Payments under the Plan are intended to comply with the applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Section 409A”) and the Plan shall be interpreted in accordance with such intention. For the avoidance of doubt, in no event shall the Company be liable for any tax, interest or penalty imposed under Section 409A or any damages for failing to comply with Section 409A.

(j) Governing Law. This Plan will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice-of-law provisions), provided that the Plan will be interpreted and enforced under the laws of the State of California for California-Based Participants.

(k) Exclusive Jurisdiction. All disputes or claims arising out of or relating to the Plan, participation therein or any obligations thereunder shall be brought in: (i) for all Participants other than California-Based Participants, the United States District Court for the State of Delaware; provided that if such dispute or claim shall not satisfy applicable federal jurisdiction requirements, such dispute shall be brought in the state courts of the State of Delaware, located in the County of Kent; or (ii) for all California-Based Participants, the United States District Court for the Northern District of California, provided that if such dispute or claim shall not satisfy applicable federal jurisdiction requirements, such dispute shall be brought in the state courts of the State of California, located in the County of San Mateo. By executing and delivering to the Company the Acknowledgment and Agreement of Participation, each Participant irrevocably: (a) accepts generally and unconditionally the exclusive jurisdiction and venue of such courts; (b) waives, to the fullest extent permitted by applicable law, any objection which he or she may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute; and (c) agrees that these provisions relating to jurisdiction and venue shall be binding and enforceable to the fullest extent permissible under applicable law.

(l) Waiver of Jury Trial. By executing and delivering to the Company the Acknowledgment and Agreement of Participation, each Participant irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to the Plan.

EXHIBIT A: FORM OF RELEASE

AGREEMENT AND GENERAL RELEASE

THIS AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made and entered into on _____________, 20__ by and between __________ (“Participant”) and Sonim Technologies, Inc. (“Company”).

WHEREAS, Participant participated in the Sonim Transaction Bonus Plan (the “Plan”) as an employee or director of the Company or its affiliate, and the parties wish to resolve all outstanding and/or possible claims and disputes between them;

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth in this Agreement and General Release, the sufficiency of which the parties acknowledge, it is agreed as follows:

1.In consideration for Participant’s promises, covenants and agreements in this Agreement and Agreement, Company agrees to make a payment to Participant in the amount of [‑], pursuant to the terms and subject to the conditions of the Plan. Participant would not otherwise be entitled to such payments but for his promises, covenants and agreements in this Agreement and General Release.

2.The parties agree that the payments and benefits in Section 1 are in full, final and complete settlement of all claims set forth in Section 5 that Participant has or may have as of the date hereof against Company, all of Company’s related holding, parent or subsidiary entities, each of their past and present affiliates, and the respective officers, directors, stockholders, employees, agents, advisors, consultants, insurers, attorneys, successors and/or assigns of each of the foregoing (collectively, the “Releasees”). Nothing in this Agreement shall be construed as an admission of liability by Company or any other Releasee, and Company specifically disclaims liability to or wrongful treatment of Participant on the part of itself and all other Releasees.

3.Participant agrees that he will not encourage or assist any of Company’s or Company’s affiliate’s employees to litigate claims or file administrative charges against Company or any other Releasee with respect to any claim based on events, facts or circumstances as of the date hereof; provided, however that Participant may provide testimony or documents pursuant to a lawful subpoena or other compulsory legal process, in which case he agrees to notify Company immediately of his receipt of such subpoena so that Company has the opportunity to contest the same, and pursuant to a government investigation. If any court has or assumes jurisdiction of any action against Company or any of its affiliates on behalf of Participant, Participant will promptly request that court to withdraw from or dismiss the matter with prejudice. Participant further represents that he has reported to Company in writing any and all work-related injuries that he has suffered or sustained during his employment with, or provision of services to, Company.

4.Participant represents that he has not filed any complaints or charges against Company or any of its affiliates with the Equal Employment Opportunity Commission, or with any other federal, state or local agency or court, and covenants that he will not seek to recover on any claim released in this Agreement.

5.Participant covenants not to sue, and fully and forever releases and discharges Company and all other Releasees from any and all legally waivable claims, liabilities, damages, demands, and causes of action or liabilities of any nature or kind, whether now known or unknown, arising out of or in any way connected with Participant’s employment or service with Company or any of its affiliates; provided, however, that nothing in this Agreement shall either waive any rights or claims of Participant: (i) that arise after Participant signs this Agreement; (ii) to enforce the terms of this Agreement; (iii) if an employee, for the provision of accrued benefits conferred to Participant or his beneficiaries under the terms of the Company’s medical, dental, life insurance, expense reimbursement or “employee pension benefit plans” (within the meaning of section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and, if applicable, the ongoing obligations of the Company with respect to the Participant’s continuing employment by, or provision of services to, Company or its affiliates; (iv) relating to the Participant’s outstanding equity securities in the Company; (iv) any rights or claims for indemnification Participant may have pursuant to any written indemnification agreement with the Company to which Participant is a party or under applicable law; (v) any rights which are not waivable as a matter of law. This release includes but is not limited to claims arising under federal, state or local laws concerning employment discrimination, termination, retaliation and equal opportunity, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Equal Pay Act of 1963, the Americans with Disabilities Act of 1990, as amended, the Worker Adjustment and Retraining Notification Act of 1988, as amended, ERISA (including but not limited to fiduciary claims), the Family and Medical Leave Act, any and all statutory or common law provisions relating to or affecting Participant’s employment or service by Company, claims for attorneys’ fees or costs, and any and all claims in contract, tort, or premised on any other legal theory. Participant acknowledges that he is releasing claims based on age, race, color, sex, sexual orientation or preference, marital status, religion, national origin, citizenship, veteran status, disability and other legally protected categories. This provision is intended to constitute a general release of Participant’s claims and potential claims against the Releasees to the maximum extent permitted by law. Notwithstanding any provision of this Agreement to the contrary, to the extent Participant is an employee, this general release does not include any claim for worker's compensation or unemployment benefits, and does not release or affect any claim that cannot be released by an agreement voluntarily entered into between private parties.

6.Participant acknowledges that (i) he has been given at least twenty-one (21) calendar days after actual receipt of the Agreement to consider and execute the Agreement and that mutually agreed-upon changes, whether material or immaterial, do not restart the 21-day period; (ii) he has seven (7) calendar days from the date he executes this Agreement in which to revoke it; and (iii) this Agreement will not be effective or enforceable nor the amounts set forth in Section 1 paid until after the seven-day revocation period ends without revocation by Participant. Revocation can be made by delivery and receipt of a written notice of revocation to Sonim Technologies, Inc.,1875 S Grant St #750, San Mateo, CA 94402, Attention: Chief Executive Officer, by midnight on or before the seventh calendar day after Participant signs the Agreement. Participant agrees and acknowledges that if he chooses to sign this Agreement before 21 days after receiving it, he has done so voluntarily.

7.Participant acknowledges that he has been advised to consult with an attorney of his choice with regard to this Agreement. Participant hereby acknowledges that he understands the significance of this Agreement and represents that the terms of this Agreement are fully understood and voluntarily accepted by him.

8.Participant agrees that he will treat the existence and terms of this Agreement as confidential and will not discuss the Agreement or its terms with anyone other than: (i) his counsel or tax advisor as necessary to secure their professional advice, (ii) his spouse, or (iii) as may be required by law.

9.Participant agrees to refrain from making any unfavorable or disparaging comments, in writing or orally, about Company, any of Company’s operations, policies, or procedures, or about the Releasees. Notwithstanding the foregoing, it shall not be a violation of this Section for Participant to make truthful statements when required by order of a court or other body having jurisdiction, any governmental investigation or inquiry by a governmental entity, subpoena, court order, compulsory legal process or as otherwise may be required or allowed by law.

10.This Agreement shall be binding on Company and Participant and upon their respective heirs, representatives, successors and assigns, and shall run to the benefit of the Releasees and each of them and to their respective heirs, representatives, successors and assigns.

11.This Agreement sets forth the entire agreement between Participant and Company, and fully supersedes any and all prior agreements or understandings between them regarding its subject matter.

12.Company and Participant agree that in the event any provision of this Agreement is deemed to be invalid or unenforceable by any court or administrative agency of competent jurisdiction, or in the event that any provision cannot be modified so as to be valid and enforceable, then that provision shall be deemed severed from the Agreement and the remainder of the Agreement shall remain in full force and effect.

13.This Agreement may only be modified by written agreement signed by both parties.

14.The parties agree that the possibility that such unknown claims exist was taken into account in determining the amount of consideration to be paid for the giving of this Agreement.

PLEASE READ CAREFULLY. THIS
AGREEMENT AND GENERAL RELEASE INCLUDES A
RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Dated: _________________________	______________________________________
[PARTICIPANT]

Sonim Technologies, Inc.
Dated: _________________________	By:___________________________________